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                                                                                                 EXHIBIT 11

                                      VALERO ENERGY CORPORATION AND SUBSIDIARIES
                                          COMPUTATION OF EARNINGS PER SHARE
                                   (Thousands of Dollars, Except Per Share Amounts)
                                                       Three Months Ended               Nine Months Ended
                                                          September 30,                    September 30,
                                                       1994           1993              1994           1993

COMPUTATION OF EARNINGS PER
 SHARE ASSUMING NO DILUTION:
   Net income. . . . . . . . . . . . . . . . . .     $   12,534     $   11,288        $   23,039     $   51,582
   Less:  Preferred stock dividend requirements.         (2,989)          (318)           (6,510)          (953)

   Net income applicable to common stock . . . .     $    9,545     $   10,970        $   16,529     $   50,629

   Weighted average number of shares of
     common stock outstanding. . . . . . . . . .     43,387,260     43,110,330        43,351,648     43,073,564

   Earnings per share assuming no dilution . . .     $      .22     $      .26        $      .38     $     1.18

COMPUTATION OF EARNINGS PER
 SHARE ASSUMING FULL DILUTION:
   Net income. . . . . . . . . . . . . . . . . .     $   12,534     $   11,288        $   23,039     $   51,582
   Less:  Preferred stock dividend requirements.         (2,989)          (318)           (6,510)          (953)
   Add:  Reduction of preferred stock
     dividends applicable to the assumed
     conversion of Convertible Preferred Stock .          2,696          -                 5,630          -

   Net income applicable to common stock
     assuming full dilution  . . . . . . . . . .     $   12,241     $   10,970        $   22,159     $   50,629

   Weighted average number of shares of
     common stock outstanding. . . . . . . . . .     43,387,260     43,110,330        43,351,648     43,073,564
   Weighted average common stock
     equivalents applicable to stock options . .         73,816         80,882            51,068         79,076
   Weighted average shares issuable upon
     conversion of Convertible Preferred Stock .      6,381,798          -             4,481,336          -

   Weighted average shares used for computation.     49,842,874     43,191,212        47,884,052     43,152,640

   Earnings per share assuming full dilution . .     $      .25<F1> $      .25<F2>    $      .46<F1> $     1.17<F2>

<F1>
This calculation is submitted in accordance with paragraph 601(b)(11) of Regulation S-K although it is contrary to APB Opinion No. 15 because it produces an antidilutive result.

<F2>
This calculation is submitted in accordance with paragraph 601(b)(11) of Regulation S-K although it is not required by APB Opinion No. 15 because it results in dilution of less than 3%.

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